UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2015

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LIFE PARTNERS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Texas	0-7900	74-2962475
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

204 Woodhew Waco, Texas	76712
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (254) 751-7797

___________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 23, 2015, Life Partners Holdings, Inc. (the “Company”) received a letter from the Nasdaq Listing Qualifications staff notifying it of an Additional Staff Determination relating to the delisting proceedings previously disclosed in a Form 8-K filed with the Securities and Exchange Commission on January 26, 2015. After reviewing the Company’s public filings and such other information as is publicly available, in accordance with Listing Rules 5101 and IM-5101-1, Nasdaq determined that the following public interest concerns constitute an additional basis to delist the Company’s securities from The Nasdaq Stock Market. These concerns are based on the following factors relating to the district court order in the action styled Securities and Exchange Commission v. Life Partners Holdings, Inc., Brian Pardo and R. Scott Peden:

•	The jury findings that the Company’s executive officers participated in filing false and misleading financial statements with the SEC; and
•	The history of egregious misconduct by the Company’s executive officers.

Nasdaq also stated that the Company failed to make prompt disclosure of material information as required by Listing Rule 5250(b) (1), particularly the approximately $46 million in sanctions imposed on the Company and certain of its executive officers by the court order, until it filed its Quarterly Report on Form 10-Q for the period ended November 30, 2014, which constitutes a separate and additional basis for delisting.

The Company has submitted a hearing request relating to the delisting proceedings, which is scheduled for March 19, 2015. The Company currently plans to appeal Nasdaq’s determination; however, there can be no assurance that the Company will be successful in its appeal or will be able to regain compliance with applicable Nasdaq Listing Rules.

On February 27, 2015, the Company issued a press release relating to the notice, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release, dated February 27, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFE PARTNERS HOLDINGS, INC.

Date: February 27, 2015	By:	/s/ Colette Pieper
Colette Pieper
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated February 27, 2015